EXHIBIT 99.1

Bandwidth Announces Executive Transition

John Murdock to step down as President at the end of 2018; will continue in his role as Director

Raleigh, NC -  December 21, 2018 - Bandwidth Inc. (NASDAQ: BAND), a software company focused on communications for the enterprise, today announced that John Murdock, President, will resign from his role as President of the Company, effective December 31, 2018. Mr. Murdock will continue to serve as a member of the Company’s Board of Directors moving forward, and has shared his intention to work with the Bandwidth executive team to transition his duties through June 30, 2019.
“John has made extraordinary contributions to Bandwidth during his 10 years with the company. He has served closely and loyally alongside me in critical evolutions and has led key strategic initiatives throughout his tenure which have served to build the foundation of our platform and network, including paving the way and preparing the Company for its successful IPO,” said David Morken, Chief Executive Officer of Bandwidth. “In recent months John and I have discussed his interest in finding his next personal challenge, and together we agreed that 2019 was an optimal time to transition based on the strength of our market position and momentum of the business. I wish him the best in pursuit of his next endeavor, and want to thank John in advance for his contributions during the transition process and most importantly for his continued insights as a highly valued member of our Board of Directors. I will continue to treasure our deep relationship going forward.”
John Murdock, President of Bandwidth, said, “Bandwidth is an amazing company with an exceptional team that I believe is very well positioned for the long-term. Bandwidth has a highly differentiated value proposition for enterprise organizations, combining robust communications APIs and our own nationwide VoIP network, and I am excited to leverage my experience and continue playing a role in the company’s success as a member of the Board of Directors. Most importantly, I want to thank the extraordinary Bandwidth team and David in particular for the opportunity to serve, and to help make a difference with deep purpose and shared mission.”
About Bandwidth Inc.
Bandwidth (NASDAQ: BAND) is a software company focused on communications for the enterprise. Companies like Google, Microsoft, and Ring Central use Bandwidth’s APIs to easily embed voice, messaging and 9-1-1 access into software and applications. Bandwidth is the first and only CPaaS provider offering a robust selection of communications APIs built around their own nationwide IP voice network- one of the largest in the nation. More information available at www.bandwidth.com.